Exhibit 99.1
CVR Partners Declares Second Quarter Distribution of 40.7 Cents
SUGAR LAND, Texas (July 26, 2011) — CVR Partners, LP (NYSE: UAN), a master limited partnership and manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, announced today declaration of a cash distribution of 40.7 cents per common unit for the second quarter of 2011. This distribution has been prorated for the portion of the quarter falling after the closing of CVR Partners’ initial public offering on April 13, 2011.
The distribution will be paid Aug. 12, 2011, to unit holders of record on Aug. 5, 2011.
Set by the board of CVR GP, LLC, the general partner of CVR Partners, this is the first such distribution announced by the partnership since it began trading on the New York Stock Exchange on April 8 this year.
CVR Partners previously announced that it will release its second quarter 2011 results on Wednesday, Aug. 3, after the close of New York Stock Exchange trading. Chief Executive Officer Byron Kelley and other executives then will host a teleconference call for analysts and investors on Thursday, Aug. 4, at 10 a.m. Eastern time.
The teleconference call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=80738. For investors or analysts who want to participate during the call, the dial-in number is (877) 869-3847. For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=80738.
CVR Partners’ second quarter earnings news release will be distributed via PR Newswire and posted at www.CVRPartners.com.
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About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact: Investor Relations: Jay Finks 281-207-3588 InvestorRelations@CVRPartners.com	Media Relations: Steve Eames 281-207-3550 MediaRelations@CVRPartners.com